Exhibit 6.7

FIRST AMENDMENT TO QUOTATION

THIS FIRST AMENDMENT TO QUOTATION (this “Amendment”) is entered into this 21st day of October, 2020, by and between RAYTON SOLAR INC., a Delaware corporation located at 16112 Hart St., Van Nuys, CA 91406 (“Rayton”), and PHOENIX NUCLEAR HOLDING COMPANY, a Delaware corporation (aka Phoenix Nuclear Labs) located at 2555 Industrial Drive, Monona, WI 53713 (“PNL”). Rayton and PNL are each a “Party” and together are the “Parties.”

RECITALS

WHEREAS, Rayton and PNL entered into that certain Joint Development Agreement dated August 11, 2014 (the “Development Agreement”);

WHEREAS, in connection with the Development Agreement, PNL has delivered to Rayton, that certain Quotation dated February 24, 2017, together with Terms and Conditions of Sale (the “Terms and Conditions of Sale”) and the document titled “Rayton Solar Requirements Specification” (the “Rayton Requirements”), attached hereto as Exhibit A (collectively, the “Quotation”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Quotation;

WHEREAS, Rayton has paid $1,431,000 toward the $2,385,000 purchase price of the Product, with $954,000 remaining to be paid (the “Remainder”), but the Product’s construction is incomplete and Rayton has fallen behind on making payments according to the payment terms set forth in the Quotation; and

WHEREAS, the Parties desire to make certain acknowledgements and amend the Quotation to enable PNL to further proceed with constructing the Product on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Revised Payment Terms. Rayton shall pay the Remainder on the following schedule:

Payment	Amount	Due Date
1.	$50,000	Upon signing this Amendment
2.	$100,000	November 30, 2020
3.	$100,000	December 31, 2020
4.	$235,000	March 31, 2021
5.	$235,000	June 30, 2021
6.	$234,000	Net 30 days from shipment of Product
Total:	$954,000

The foregoing Payments shall be made by Rayton by certified check or electronic transfer of immediately available funds by the scheduled Due Date without any further need for PNL to issue an invoice. PNL reserves the right to invoice for any costs and expenses set forth in the Quotation, including but not limited to shipping charges, and such invoices shall be paid thirty days after invoicing.

2.	Shipment. If Payments 1-5 have been made timely pursuant to Section 1, above, PNL shall ship the Product on July 1, 2021.

3.	Cancellation. The Parties acknowledge that prior to the date of this Amendment, Rayton’s payments under the Quotation have been and continue to be in arrears, and that PNL is under no obligation to proceed with construction of the Product unless and until the Parties agree to and comply with the payment terms set forth in this Amendment. Accordingly, Rayton agrees that if it fails to make any Payment by the Due Date set forth in Section 1, above, PNL shall have the right, upon written notice to Rayton, to immediately cancel delivery of the Product and to retain any previous payments made by Rayton and any work-in-process.

4.	Technical Specifications. The Parties shall negotiate in good faith revisions to the technical specifications to reduce the size of the “set point matrix” described in the Rayton Solar Customer Requirements Specification attached to the Quotation, which shall be completed within three (3) months after the date first set forth above.

5.	Miscellaneous.

(a.)	Remaining Provisions. Except as set forth in this Amendment, all of the remaining provisions of the Quotation shall remain in full force and effect. All references to the Quotation shall be deemed to refer to the Quotation as amended hereby. Except as set forth in this Amendment, this Amendment shall not constitute a waiver of any claims, liabilities, obligations, promises, damages, causes of action, or other rights arising under the Quotation. This Amendment shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

(b.)	Severability. In the event that any one or more of the provisions of this Amendment shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(c.)	Governing Law. Any questions, claims, disputes or litigation arising from or related to the making or performance of this Amendment, or to any available remedies, shall be governed by the laws of the State of Wisconsin, without regard to Wisconsin’s conflicts of law provisions.

(d.)	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Counterparts signed by a Party and returned to the other Parties via facsimile or portable document format (pdf) shall be deemed to be an original signature.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment effective as of the day, month and year first-above written.

RAYTON:

RAYTON SOLAR INC.:

By:	/s/ Andrew Yakub

Name:	Andrew Yakub

Title:	CEO

PNL:

PHOENIX NUCLEAR HOLDING COMPANY:

By:	/s/ Evan Sengbusch

Name:	Evan Sengbusch

Title:	President

Exhibit A

Quotation

See attached.

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